Exhibit 99
NEWS RELEASE

For Immediate Release	Media Information Contact: Barry B. Davall, President & CEO Community Partners Bancorp (732) 706-9009 www.communitypartnersbancorp.com

Community Partners Bancorp
Reports First Quarter Operating Results

Middletown, New Jersey - April 23, 2007
Community Partners Bancorp (NASDAQ CM: CPBC), the parent company of Two River Community Bank and The Town Bank, reported consolidated earnings and asset growth for the first quarter of 2007. The Company reported net income of $901,000 for the quarter ended March 31, 2007, or $0.14 per basic share and $0.13 per diluted share, compared to net income of $483,000 for the first quarter of 2006, or $0.12 per basic share and $0.11 per diluted share. Net income for the quarter ended March 31, 2007 increased by $418,000, or 86.5% over the same prior year quarter. Diluted earnings per share for the quarter ended March 31, 2007, increased by $0.02 per share, or 18.2% compared to the same prior year quarter. Weighted average shares outstanding and earnings per share were retroactively adjusted to reflect the 3% stock dividend which was paid September 1, 2006 to shareholders of record as of August 18, 2006.

Operating results were significantly higher during the 2007 period as a result of the accretive effect resulting from the acquisition of The Town Bank and the continued growth of the Company. The Town Bank was acquired as of April 1, 2006.

At March 31, 2007, total assets were $552.1 million, an increase of $31.6 million, or 6.1% over December 31, 2006 total assets of $520.5 million. The Company’s loan portfolio, net of allowances for loan losses, increased to $413.1 million at March 31, 2007, compared to $412.3 million at December 31, 2006, an increase of $777,000, or 0.2%. Total deposits increased to $465.6 million at March 31, 2007, compared to $441.9 million at December 31, 2006, an increase of $23.7 million, or 5.4%. The asset and deposit totals include a short term deposit in the amount of $15.6 million that came on the balance sheet March 30, 2007 and is expected to move off sometime in the second quarter.

Barry B. Davall, President and CEO of Community Partners Bancorp, stated, “These results reflect the hard work by our staff in an extremely challenging interest rate environment. Our goal has been to remain focused on our core business, while providing value-added service to our customers, and not straying from our established credit culture during these difficult times. We currently have no non-performing loans, nor are we involved in any sub-prime lending activity. I believe our current strategic initiatives will benefit us greatly as we manage the Company through this difficult economic environment.”

Community Partners Bancorp is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey. Two River Community Bank operates ten branches throughout Monmouth County and The Town Bank operates two branches in Westfield and anticipates additional branches in Fanwood and Cranford, New Jersey in 2007 and 2008.
Community Partners acquired The Town Bank on April 1, 2006 in a transaction that was accounted for under the purchase accounting method for financial reporting purposes, with Two River as the acquiring entity. Community Partners was formed in connection with that transaction and had no business operations prior to April 1, 2006.

Reported earnings and balance sheet figures of Community Partners Bancorp prior to April 1, 2006 include those of Two River Community Bank and do not include those of The Town Bank. Current period performance, other than per share amounts and ratio analysis, is not generally comparable to reported results for the corresponding prior year, as a significant portion of the increases in reported earnings are due to the inclusion of Town Bank in the current but not the prior period.
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COMMUNITY PARTNERS BANCORP
CONSOLIDATED BALANCE SHEETS
March 31, 2007 (Unaudited) and December 31, 2006
(In thousands, except per share data)

	(Unaudited)
	March 31,	December 31,
	2007	2006
ASSETS
Cash and due from banks	$9,386	$9,036
Federal funds sold	31,120	6,141

Cash and cash equivalents	40,506	15,177

Securities available-for-sale	51,582	44,756
Securities held-to-maturity (fair value of $6,668 and $7,638 at March 31, 2007 and December 31, 2006, respectively)	6,631	7,632

Loans	417,737	416,904
Allowance for loan losses	(4,623)	(4,567)

Net loans	413,114	412,337

Bank-owned life insurance	3,852	3,821
Premises and equipment, net	5,060	5,248
Accrued interest receivable	2,237	2,345
Goodwill and other intangible assets, net of accumulated amortization of $383 and $287 at March 31, 2007 and December 31, 2006, respectively	26,447	26,543
Other assets	2,665	2,661

TOTAL ASSETS	$552,094	$520,520

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$87,076	$72,119
Interest bearing	378,517	369,799

Total deposits	465,593	441,918

Securities sold under agreements to repurchase	14,256	7,802
Short-term borrowings	161	-
Accrued interest payable	511	587
Other liabilities	2,295	1,894

Total liabilities	482,816	452,201

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized; no shares issued and outstanding	-	-
Common stock, no par value; 25,000,000 shares authorized; 6,511,582 shares issued and outstanding	64,728	64,728
Retained earnings	4,785	3,884
Accumulated other comprehensive loss	(235)	(293)

Total shareholders' equity	69,278	68,319

TOTAL LIABILITIES and SHAREHOLDERS’ EQUITY	$552,094	$520,520

COMMUNITY PARTNERS BANCORP
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
For the Three Months Ended March 31, 2007 and 2006

	Three Months Ended
	March 31,
	2007	2006

INTEREST INCOME:
Loans, including fees	$8,105	$3,860
Investment securities	673	443
Federal funds sold	169	26
Total Interest Income	8,947	4,329
INTEREST EXPENSE:
Deposits	3,944	1,446
Securities sold under agreements to repurchase	99	45
Short-term borrowings	-	22
Total Interest Expense	4,043	1,513
Net Interest Income	4,904	2,816
PROVISION FOR LOAN LOSSES	56	116
Net Interest Income after Provision for Loan Losses	4,848	2,700
NON-INTEREST INCOME:
Service fees on deposit accounts	143	110
Other loan customer service fees	91	67
Earnings from investment in life insurance	31	38
Other income	135	83
Total Non-Interest Income	400	298
NON-INTEREST EXPENSES:
Salaries and employee benefits	1,932	1,222
Occupancy and equipment	674	412
Professional	38	54
Insurance	127	50
Advertising	105	75
Data processing	147	55
Outside services fees	107	87
Amortization of identifiable intangibles	96	-
Other operating	442	305
Total Non-Interest Expenses	3,809	2,263

Income before Income Taxes	1,439	735
INCOME TAX EXPENSE	538	252

Net Income	$901	$483

EARNINGS PER SHARE:
Basic	$0.14	$0.12
Diluted	$0.13	$0.11
Weighted average shares outstanding (in thousands):
Basic	6,512	4,055
Diluted	6,679	4,211